Core-Mark Announces First Quarter 2018 Financial Results

•	Net Sales Increased 8.6% to $3.8 Billion

•	Non-Cigarette Sales Increased 24.7%

•	Net Loss of $1.3 Million (GAAP); Adjusted EBITDA(1) increased 24%, to $24.3 Million

•	Reaffirms 2018 Guidance

•	Announced $0.10 Dividend Payable June 15, 2018

SOUTH SAN FRANCISCO, California - May 8, 2018 - Core-Mark Holding Company, Inc. (NASDAQ:CORE) ("the Company"), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the first quarter ended March 31, 2018.

“Core-Mark continues to make good progress in growing our non-cigarette sales, but a steeper decline in carton sales and a soft retail sales environment have presented challenges,” said Thomas B. Perkins, Chief Executive Officer. “I have complete confidence in this company’s and the industry’s ability to rebound from these current headwinds.”

“We remain focused on leveraging operating efficiency, and growing sales to new and existing customers using our core strategies,” said Scott McPherson, designate Chief Executive Officer and current President and Chief Operating Officer.

First Quarter Results

Net sales increased 8.6% to $3.8 billion for the first quarter of 2018 compared to $3.5 billion for the same period in 2017. The increase in overall net sales was due primarily to the contributions from our acquisition of Farner-Bocken Company, the addition of Wal-Mart Stores, Inc. and incremental sales to existing customers. The growth in sales was offset by a decline in cigarette carton volumes and the expiration of our distribution agreement with Kroger in 2017. Non-cigarette sales increased 24.7% while cigarette sales increased 2.0%.

The increase in non-cigarette sales was driven by net market share gains, including Farner-Bocken, Walmart and incremental food/non-food sales to existing customers. Sales in the General Merchandise and Other Tobacco Products categories had robust growth, driven by e-cigarettes and vaping products, while Candy sales grew approximately 58.0%, driven primarily by sales to Walmart. In addition, sales in our Food and Fresh categories increased 16.9% and 13.6%, respectively, compared to the same period in 2017. Cigarette sales benefited from contributions from our Farner-Bocken acquisition, increases in both California excise taxes and cigarette manufacturer prices. However, sales for the quarter were impacted by a 4.9% decline in carton volume.

Non-cigarette sales were 33.3% of total net sales for the first quarter of 2018 compared to 29.0% of total net sales for the same period in 2017. Both cigarette and non-cigarette sales in the first quarter this year were affected by a soft convenience industry sales environment.

______________________________________
Note (1): See below for the "Reconciliation of Net (Loss) Income to Adjusted EBITDA."

Gross profit in the first quarter of 2018 increased 14.8% to $199.8 million compared to $174.0 million for the same period in 2017. The increase in gross profit was due primarily to the contribution from Farner-Bocken and the increase in same store non-cigarette sales, offset by carton consumption declines. Remaining gross profit, a non-GAAP financial measure, increased 15.7% to $198.6 million from $171.6 million.

Remaining gross profit margin expanded by 32 basis points to 5.22% in the first quarter of 2018 compared to 4.90% for the same period in 2017. This increase was due primarily to the Farner-Bocken acquisition which has a higher sales mix of food products, as well as the shift toward the non-cigarette products for the Company.

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2018		2017
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$199.8	5.2%	$174.0	5.0%	14.8%
Cigarette inventory holding gains	(7.1)	(0.2)%	(6.6)	(0.2)%
LIFO expense	5.9	0.2%	4.2	0.1%
Remaining gross profit (Non-GAAP)	$198.6	5.2%	$171.6	4.9%	15.7%

The Company’s operating expenses for the first quarter of 2018 were $198.2 million compared to $171.8 million for the same period in 2017. The increase was due primarily to the acquisition of Farner-Bocken and higher distribution expenses. Operating expenses as a percentage of net sales increased to 5.2% for the first quarter of 2018 compared to 4.9% for the first quarter of 2017 due primarily to the shift in sales mix from cigarettes to non-cigarette products, which have lower price points.

Income from operations was $1.6 million for the first quarter of 2018 compared with $2.2 million for the same period last year. Excluding LIFO expense of $5.9 million and $4.2 million for the same periods respectively, income from operations increased 17.2% to $7.5 million compared with $6.4 million last year. This increase was driven primarily by the acquisition of Farner-Bocken and the shift in sales mix to higher margin non-cigarette products.

Net loss was $1.3 million for the first quarter of 2018 compared to net income of $2.1 million for the same period in 2017. Adjusted EBITDA, a non-GAAP financial measure, was $24.3 million for the first quarter of 2018 compared to $19.6 million for the first quarter of 2017, a 24% increase.

The following table reconciles Adjusted EBITDA to net (loss) income, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET (LOSS) INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2018	2017	% Change

Net (loss) income	$(1.3)	$2.1
Interest expense, net (1)	3.8	1.9
Benefit from income taxes	(0.5)	(1.2)
Depreciation and amortization	14.9	12.1
LIFO expense	5.9	4.2
Stock-based compensation expense	1.9	1.1
Foreign currency transaction gains, net	(0.4)	(0.6)
Adjusted EBITDA (Non-GAAP)	$24.3	$19.6	24.0%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted Loss per Share was $0.03 for the first quarter of 2018 compared to Diluted Earnings per Share (EPS) of $0.05 for the first quarter of 2017. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.07 for the first quarter of 2018 compared to $0.11 for the first quarter of 2017. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for the reconciliation of Diluted EPS to Diluted EPS excluding LIFO expense.

Dividend

Core-Mark also announced today that its Board of Directors has approved a $0.10 cash dividend per common share. The dividend is payable on June 15, 2018 to stockholders of record as of the close of business on May 24, 2018.

Guidance for 2018

The Company reaffirms net sales, Diluted EPS and Adjusted EBITDA guidance for the full year of 2018. Annual net sales for 2018 are expected to be between $16.6 billion and $16.8 billion. Diluted EPS for the year are estimated to be between $0.84 and $1.00 and Diluted EPS excluding LIFO expense are expected to be $1.13 to $1.29. The Company expects Adjusted EBITDA to be between $157.0 million and $167.0 million. Key assumptions include $18 million in LIFO expense, a 25% tax rate and 46.4 million fully diluted shares outstanding. The Company's projections include cigarette inventory holding gains, but do not include any other significant holding gains. Capital expenditures for 2018 are expected to be approximately $30 million.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Tuesday, May 8, 2018 at 9:00 a.m. Pacific time during which management will review the results of the first quarter of 2018. The call may be accessed by dialing 1-800-588-4973 using the code 46838566. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 45,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, big box & supercenter stores, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations, 650-589-9445 x 3027 or at mdraper@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including Diluted EPS excluding LIFO expense, Adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net (loss) income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Guidance for 2018” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. These statements include statements regarding our guidance for 2018 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, our senior management and other key personnel; declining cigarette sales volumes; competition in our distribution markets; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure or disruptions of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 1, 2018 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is May 8, 2018, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$51.5	$41.6
Accounts receivable, net of allowance for doubtful accounts of $7.5 and $7.3 as of March 31, 2018 and December 31, 2017, respectively	439.6	442.3
Other receivables, net	84.6	94.4
Inventories, net	620.3	689.1
Deposits and prepayments	74.2	108.0
Total current assets	1,270.2	1,375.4
Property and equipment, net	243.4	249.0
Goodwill	72.8	72.8
Other intangible assets, net	57.0	59.1
Other non-current assets, net	26.1	26.2
Total assets	$1,669.5	$1,782.5
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$203.6	$169.9
Book overdrafts	39.1	45.3
Cigarette and tobacco taxes payable	232.5	304.5
Accrued liabilities	134.0	124.8
Total current liabilities	609.2	644.5
Long-term debt	444.0	512.9
Deferred income taxes	27.7	27.4
Other long-term liabilities	14.9	14.3
Claims liabilities	26.7	26.3
Pension liabilities	1.9	1.9
Total liabilities	1,124.4	1,227.3
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 52,508,213 and 52,397,668 shares issued; 46,152,263 and 46,165,009 shares outstanding at March 31, 2018 and December 31, 2017, respectively)	0.5	0.5
Additional paid-in capital	277.1	276.8
Treasury stock at cost (6,355,950 and 6,232,659 shares of common stock at March 31, 2018 and December 31, 2017, respectively)	(77.9)	(75.1)
Retained earnings	350.1	355.1
Accumulated other comprehensive loss	(4.7)	(2.1)
Total stockholders’ equity	545.1	555.2
Total liabilities and stockholders’ equity	$1,669.5	$1,782.5

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2018	2017
Net sales	$3,805.9	$3,504.2
Cost of goods sold	3,606.1	3,330.2
Gross profit	199.8	174.0
Warehousing and distribution expenses	132.3	114.7
Selling, general and administrative expenses	63.4	55.3
Amortization of intangible assets	2.5	1.8
Total operating expenses	198.2	171.8
Income from operations	1.6	2.2
Interest expense	(3.9)	(2.0)
Interest income	0.1	0.1
Foreign currency transaction gains, net	0.4	0.6
(Loss) income before income taxes	(1.8)	0.9
Benefit from income taxes	0.5	1.2
Net (loss) income	$(1.3)	$2.1

Basic and diluted net (loss) income per common share (1)	$(0.03)	$0.05

Basic weighted-average shares	46.2	46.3

Diluted weighted-average shares	46.2	46.4

Dividends declared and paid per common share	$0.10	$0.09

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net (loss) income	$(1.3)	$2.1
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
LIFO and inventory provisions	6.0	4.2
Amortization of debt issuance costs	0.2	0.2
Stock-based compensation expense	1.9	1.1
Bad debt expense, net	0.3	0.1
Loss on disposals	0.3	—
Depreciation and amortization	14.9	12.1
Foreign currency gains, net	(0.4)	(0.6)
Deferred income taxes	0.3	0.3
Changes in operating assets and liabilities:
Accounts receivable, net	1.6	5.4
Other receivables, net	9.5	10.1
Inventories, net	60.6	129.9
Deposits, prepayments and other non-current assets	31.8	(2.7)
Accounts payable	34.0	26.8
Cigarette and tobacco taxes payable	(70.7)	(21.4)
Pension, claims, accrued and other long-term liabilities	12.1	(9.5)
Net cash provided by operating activities	101.1	158.1
Cash flows from investing activities:
Additions to property and equipment, net	(6.9)	(13.7)
Capitalization of software and related development costs	(0.5)	(0.7)
Net cash used in investing activities	(7.4)	(14.4)
Cash flows from financing activities:
Borrowings under revolving credit facility	463.1	263.7
Repayments under revolving credit facility	(531.3)	(377.7)
Payments of financing costs	—	(1.7)
Payments on capital leases	(0.7)	(0.5)
Dividends paid	(4.6)	(4.2)
Repurchases of common stock	(2.8)	—
Tax withholdings related to net share settlements of restricted stock units	(1.5)	(3.6)
Decrease in book overdrafts	(6.2)	(10.4)
Net cash used in financing activities	(84.0)	(134.4)
Effects of changes in foreign exchange rates	0.2	0.2
Change in cash, cash equivalents and restricted cash	9.9	9.5
Cash, cash equivalents and restricted cash, beginning of period	41.6	41.7
Cash, cash equivalents and restricted cash, end of period	$51.5	$51.2
Supplemental disclosures:
Cash paid (received) during the period for:
Income taxes, net	$0.1	$(5.9)
Interest	$3.2	$1.8
Non-cash capital lease obligations incurred	$0.1	$0.4
Unpaid property and equipment purchases included in accrued liabilities	$—	$3.8

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S. GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended March 31,
	2018 (a)(b)	2017 (a)(b)	% Change
Net (loss) income	$(1.3)	$2.1
Diluted shares	46.2	46.4
Diluted EPS	$(0.03)	$0.05
LIFO expense	0.10	0.06
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.07	$0.11	(36.4%)

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	$0.11	$0.09
Business expansion and integration costs (2)	—	(0.02)
Interest expense (3)	(0.06)	(0.03)
Foreign exchange gains (4)	0.01	0.01
Tax items (5)	—	0.03

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 26.1% and 38.6% for the three months ended March 31, 2018 and 2017.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $7.1 million and $6.6 million for the three months ended March 31, 2018 and 2017, respectively.
(2) Business expansion and integration costs
During the three months ended March 31, 2017, the Company incurred $1.2 million of identifiable business expansion and integration expenses.
(3) Interest expense
Interest expense was $3.9 million and $2.0 million for the three months ended March 31, 2018 and 2017, respectively.
(4) Foreign exchange gains
Foreign exchange transaction gains were $0.4 million and $0.6 million for the three months ended March 31, 2018 and 2017, respectively.
(5) Tax items
During the three months ended, March 31, 2017, the Company recognized an income tax benefit of $1.5 million related to the excess tax benefit from share-based award payments under ASU 2016-09, which the Company implemented in the first quarter of 2017.